Exhibit 10.40

LOAN AND SECURITY MODIFICATION AGREEMENT

This Loan and Security Modification Agreement is entered into as of March 17, 2009, by and between Kana Software, Inc. (the “Borrower”) and Bridge Bank, National Association (“Lender”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Second Amended and Restated Loan and Security Agreement, dated March 28, 2008 by and between Borrower to Lender, as may be amended from time to time (the “Loan and Security Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan and Security Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Indebtedness” and the Loan and Security Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the “Existing Documents.”

2. ACKNOWLEDGEMENT OF DEFAULTS.

Borrower hereby acknowledges that as of the date hereof, the following Events of Default (the “Existing Defaults”) have occurred and remain uncured under the Loan and Security Agreement:

1)	For the months ended November 30, 2008 and December 31, 2008, failure to maintain the monthly Asset Coverage Ratio of at least 2.00 to 1.00, as required in Section 6.7, entitled “Asset Coverage Ratio”.

2)	For the month ended January 31, 2009, failure to maintain the monthly Asset Coverage Ratio of at least 2.00 to 1.00, as required in Section 6.7, entitled “Asset Coverage Ratio”.

3)	For the quarter ended December 31, 2008, failure to maintain the quarterly Profitability of not less than One Dollar ($1.00), as required in Section 6.8, entitled “Profitability”.

4)	For the quarter ended December 31, 2008, failure to maintain a Debt Service Coverage ratio of at least 1.50:1.00, as required in Section 6.9, entitled “Debt Service Coverage”.

3. WAIVER OF CERTAIN EXISTING DEFAULTS.

Lender hereby waives the Existing Defaults as described in Subsections 1), 3), and 4) of Section 2 hereabove, only so long as Borrower complies in all respects with the Loan and Security Agreement and with the Existing Documents beginning with the month ended February 28, 2009 and the quarter ending March 31, 2009, as applicable. Borrower remains in default with respect to the Asset Coverage Ratio for the month ended January 31, 2009.

This waiver does not constitute a continuing waiver or a course of conduct by waiving this or any other provisions of the Loan and Security Agreement.

4. DESCRIPTION OF CHANGE IN TERMS.

1)	The following defined term in Section 1.1, entitled “Definitions” is hereby amended to read as follows, effective as of March 17, 2009:

“Prime Rate” means the greater of i) 4.00% per annum, or (ii) the variable rate of interest, per annum, most recently announced by Lender as its “Prime Rate”, whether or not such announced rate is the lowest rate available from Lender.

2)	The following Subsections in Section 2.3(a), entitled “Interest Rates”, are hereby amended to read as follows, effective as of March 17, 2009:

(i)	Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to two and one half of one percent (2.50%) above the Prime Rate; provided however, such interest rate shall be reduced to one and one quarter of one percent (1.25%) above the Prime Rate upon Bank’s receipt of evidence showing Borrower has been in compliance in all respects with the Loan and Security Agreement and with the Existing Documents for two consecutive quarters.

(ii)	Existing Equipment Advance, Except as set forth in Section 2.3(b), the Existing Equipment Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to two and one half of one percent (2.50%) above the Prime Rate; provided however, such interest rate shall be reduced to one and one quarter of one percent (1.25%) above the Prime Rate upon Bank’s receipt of evidence showing Borrower has been in compliance in all respects with the Loan and Security Agreement and with the Existing Documents for two consecutive quarters.

(iii)	Equipment Loan B Advances. Except as set forth in Section 2.3(b), the Equipment Loan B Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to two and one half of one percent (2.50%) above the Prime Rate; provided however, such interest rate shall be reduced to one and one quarter of one percent (1.25%) above the Prime Rate upon Bank’s receipt of evidence showing Borrower has been in compliance in all respects with the Loan and Security Agreement and with the Existing Documents for two consecutive quarters.

5. RESTRICTION OF ADVANCES UNDER THE REVOLVING FACILITY. Until such time Borrower is in compliance in all respects with the Loan and Security Agreement and with the Existing Documents, Borrower shall not request, and Lender shall not make any Advances under the Revolving Facility.

6. CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

7. PAYMENT OF WAIVER FEE. Borrower shall pay Lender a fee in the amount of $20,000 (the “Waiver Fee”) plus all out-of-pocket expenses.

8. NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and Guarantor (each, a “Releasing Party”) acknowledges that Lender would not enter into this Loan and Security Modification Agreement without Releasing Party’s assurance that it has no claims against Lender or any of Lender’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Loan and Security Modification Agreement, each Releasing Party releases Lender, and each of Lender’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Loan and Security Modification Agreement and the Agreement, and/or Lender’s actions to exercise any remedy available under the Agreement or otherwise.

9. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Loan and Security Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Indebtedness pursuant to this Loan and Security Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Loan and Security Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Loan and Security Modification Agreement. The terms of this paragraph apply not only to this Loan and Security Modification Agreement, but also to any subsequent Loan and Security modification agreements.

10. CONDITIONS. The effectiveness of this Loan and Security Modification Agreement is conditioned upon payment of the Waiver Fee.

11. COUNTERSIGNATURE. This Loan and Security Modification Agreement shall become effective only when executed by Lender, Borrower, and Guarantor.

BORROWER:		LENDER:

KANA SOFTWARE, INC.		BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Michael J. Shannahan	By:	/s/ Dan Pistone
Name:	Michael J. Shannahan	Name:	Dan Pistone
Title:	Chief Financial Officer	Title:	Senior Vice President

Guarantor consents to the modifications to the Indebtedness pursuant to this Loan and Security Modification Agreement, hereby ratifies the provisions of the Guaranty and confirms that all provisions of that document are in full force and effect.